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                                                                      Exhibit 14

[GLOBIX 'TM' LOGO]

                                                       GLOBIX CORPORATION POLICY
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                       CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors ("Board") of Globix Corporation ("Company") has adopted the following Code of Business Conduct and Ethics ("Code") for officers, directors and employees of the Company. This Code is intended to focus the Board and each director, officer and employee on areas of ethical risk, provide guidance to such persons to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. Each director, officer and employee must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, officers and employees. Each director, officer and employee is encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairperson of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

1.   Conflicts of Interest.

All employees, officers and directors of the Company have a duty of loyalty to the Company, and must therefore avoid any actual or the appearance of a conflict of interest with the Company. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers made after July 30, 2002.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors, officers and employees must refrain, however, are set forth below.

     o Simultaneous Employment. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Except with the prior approval of the Board, Company employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except on the Company's behalf.

     o Compensation from Non-Company Sources. Directors, officers and employees may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

     o Relationship of Company with Third Parties. Directors, officers and employees may not engage in any conduct or activities that are inconsistent with the Company's best interests or that




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     disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

     o Gifts. Directors, officers, employees and members of their respective families may not offer, give, or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence such person's actions, or where acceptance of the gift could create the appearance of a conflict of interest.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you must consult with higher levels of management or the Company's legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict must immediately bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

2.   Corporate Opportunities.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and prohibited from
(a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company; provided, however, that if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, a director may do so.

3.   Confidentiality.

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by senior management or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers, if disclosed.

4.   Fair Dealing.

Each employee, officer and director shall endeavor to deal fairly with the Company's customers, suppliers, competitors, directors, officers and employees. None shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

5.   Protection and Proper Use of Company Assets.

All employees, officers and directors shall protect the Company's assets and ensure their efficient use. Theft, loss, misuse, carelessness, and waste of assets have a direct impact on the Company's profitability. All Company assets shall be used for legitimate business purposes. The personal use of Company assets without permission is prohibited.

6. Compliance with Laws, Rules and Regulations.

All employees, officers and directors of the Company shall respect and comply with all of the laws, rules and regulations applicable to the Company.

Such legal compliance shall include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about


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such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company's policies on insider trading and the various guidelines which the Company has prepared on specific laws, rules and regulations.

7.   Accounting Practices.

It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with all applicable accounting principles, laws, rules and regulations. All books and records of the Company shall be kept in such a way as to fully and fairly reflect all Company transactions.

8.   Document Retention.

Directors, officers and employees are expected to become familiar with the Company's policies regarding records retention applicable to them. Records shall always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of a subpoena, or a pending, imminent or contemplated litigation or governmental investigation, records should not be destroyed.

9.   Reporting Any Illegal or Unethical Behavior.

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact the Audit Committee of the Board.

Concerns regarding questionable accounting or auditing matters or internal controls may be communicated, confidentially and anonymously, to the Audit Committee of the Board in writing by addressing same to the Chairperson of the Audit Committee, Globix Corporation, 139 Centre Street, New York, NY 10013 or by telephone at the number available from either the law or internal audit departments.

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10.  Failure to Comply.

A failure by any director, officer or employee to comply with the laws or regulations governing the Company's business, this Code or any other Company policy or requirement may result in disciplinary action, and if warranted, legal proceedings.

11.  Waiver.

Any waiver of this Code for executive officers or directors may only be made by the Board or a Board committee and must be promptly disclosed to stockholders.

12.  Scope.

This Code does not supercede, change or alter the existing Company policies and procedures already in place as stated in Company policy statements communicated to Company directors, officers and employees. Company directors, officers and employees are instructed to read all Company policy statements in their entirety.


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